Exhibit 99.1

Quest Diagnostics Announces Proposed Senior Notes Offering
May 23, 2016

MADISON, N.J., May 23, 2016 -- Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic information services, announced today that it intends to offer $500,000,000 aggregate principal amount of senior notes in a public offering made under a shelf registration statement filed with the Securities and Exchange Commission, subject to market and other conditions.

The issuance of the notes will be subject to customary closing conditions. The company intends to use the net proceeds from the offering to repay outstanding indebtedness under its senior unsecured revolving credit facility and its secured receivables credit facility and for general corporate purposes. Goldman, Sachs & Co., Mizuho Securities USA Inc. and Wells Fargo Securities, LLC will be joint book-running managers for the debt offering. When available, copies of the preliminary prospectus supplement and the accompanying base prospectus for the offering can be obtained from (i) Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, toll-free at (866) 471-2526, by facsimile at (212) 902-9316 or by e-mail at prospectus-ny@ny.email.gs.com, (ii) Mizuho Securities USA Inc., 320 Park Avenue, 12th Floor, New York, NY 10022, Attention: Debt Capital Markets, toll-free at (866) 271-7403 or (iii) Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, toll-free at (800) 645-3751 or by email at wfscustomerservice@wellsfargo.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest Diagnostics annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 44,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company’s most recently filed Annual Report on Form 10-K and in any of the company’s subsequently filed Quarterly Reports on Form 10-Q and  Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

Contacts:
Denny Moynihan, Quest Diagnostics (Media): 973-520-2800
Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900